Exhibit 10.1

RETIREMENT AND CONSULTING AGREEMENT

THIS AGREEMENT made this 1st day of August, 2002 (the "Effective Date"), by and between First Midwest Bancorp, Inc., a Delaware corporation (hereinafter referred to as the "Company," which term shall for all purposes include its successors and assigns) and the undersigned Consultant (the "Consultant").

W I T N E S S E T H:

WHEREAS, Consultant is currently employed as a senior executive officer by Company;

WHEREAS, Consultant has announced his intention to retire from full-time active employment with Company effective July 31, 2002;

WHEREAS, Consultant has expertise, experience and capability in the business of the Company and its affiliates;

WHEREAS, the Company wishes to retain the services of the Consultant, and the Consultant wishes to perform services for the Company or its subsidiaries and affiliates, on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and Consultant desire to set forth agreements relating to certain compensation matters with respect to his retirement and the services hereunder;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which consideration is mutually acknowledged by the parties, it is hereby agreed as follows:

    Recitals. The recitals hereinbefore set forth constitute an integral part of this Agreement, evidencing the intent of the parties in executing this Agreement, and describing the circumstances surrounding its execution. Said recitals are by express reference made a part of the covenants hereof, and this Agreement shall be construed in the light thereof.

    Engagement of Consultant. The Company engages the Consultant to provide services, as specified in Section 4 below, to the Company and its affiliates, and the Consultant hereby agrees to provide these services to those companies, in accordance with the terms and conditions set forth in this Agreement.

    Term. This Agreement shall commence on August 1, 2002 and expire on February 28, 2003 (the "Term"), unless earlier terminated. This Agreement may be terminated or amended at any time prior to February 28, 2003 by the mutual consent of the parties. Upon termination of this Agreement, neither party shall have any further obligations hereunder, except that the Company shall be obligated to pay to Consultant any compensation earned or expenses to be reimbursed under Sections 5, 6 and 7 below, and Consultant's obligations described in Section 7, 8 and 9 and the Company's remedies under Section 10 (for breaches under Section 8 and 9) shall continue notwithstanding the termination of this Agreement.

    Duties of Consultant. The Consultant shall retire from employment and resign from all positions as an officer or director of the Company and its subsidiaries and/or fiduciary of any employee benefit plans and/or fiduciary of any employee benefit plans as of a date which is no later than August 1, 2002. Following such retirement and resignations, Consultant shall make himself available for consultation services with the Chief Executive Officer of the Company at the such times and in such manner as Consultant shall reasonably agree; provided, however, that Consultant may shall not obligated to make himself available for more than two (2) days during any calendar month during the Term.

    Consulting Fees. As compensation for his services and his agreements hereunder, Consultant shall be paid $116,667 during the Term in 15 bi-weekly installments.

    Certain Compensation Matters. In connection with Consultant's retirement:

    a) Consultant shall receive a pro rata 2002 Short Term Incentive Compensation Bonus in for 2002 in an amount equal to $65,333, which amount equals seven-twelfths of his target bonus for 2002. This amount shall be paid no later than August 9, 2002.

    b) Upon his retirement, Consultant shall become eligible for benefit continuation under COBRA; provided that through December 31, 2002, Consultant's premium for such coverage shall be equal to the premium applicable to active full-time employees. After such time, Consultant will pay standard COBRA rates.

    c) The Company agrees to extend to Consultant a Continuing Participant Agreement under the 1989 Omnibus Stock and Incentive Plan for a period through July 31, 2005. A copy of the separate Continuing Participant Agreement is attached hereto as Exhibit A.

    d) Consultant's active participation as an employee under the Company's employee and executive benefit plans will cease upon his retirement and benefits shall thereafter be paid or provided as set forth in such plans.

    Assistance/Expenses. Company agrees to provide or to cause to be provided to Consultant such assistance as Company determines to be required for Consultant to discharge any responsibilities assigned pursuant to Section 4. Company shall pay or reimburse Consultant for the reasonable and appropriate out-of-pocket expenses incurred by him in connection with the performance of services as an employee prior to retirement and as a Consultant under this Agreement in accordance with the Company's expense policies. Consultant shall retain any auto allowance previously made to him with respect to 2002. Consultant must provide proper documentation to Company for all expenses before the Company's obligations to reimburse arise.

    Confidential Information. Consultant understands and acknowledges: (a) his obligations to the Company under Section 12 of his Employment Agreement, dated as of September 1, 1997, with the Company (the "Employment Agreement"), and (b) that such obligations, as well as his obligations pursuant to applicable policies of the Company provided to him and under applicable law relating to confidential information, shall continue to apply to and obligate Consultant during and after the Term, as if set forth herein in full.

    Non-Competition. Consultant understands and acknowledges and agrees (a) his obligations under Section 13 of the Employment Agreement and (b) that such obligations shall continue to apply and restrict Consultant during and after the Term and for the period through July 31, 2005. Executive acknowledges and agrees that the continuatin of such restrictions to July 31, 2005 represents an extension beyond the date otherwise applicable under the Employment Agreement and that the benefits and payments provided hereunder reprsent adequate consideration for such extension.

    Remedies. Consultant acknowledges that the restraints and agreements above provided are fair and reasonable, that enforcement of the obligations described in Sections 8 and 9 will not cause him undue hardship and that said provisions are reasonably necessary and commensurate with the need to protect the Company and its legitimate and proprietary business interests and property from irreparable harm. Consultant acknowledges and agrees that (a) a material breach of any of the obligations described in Sections 8 or 9 above, will result in irreparable harm to the business of the Company, (b) a remedy at law in the form of monetary damages for any material breach by him of any of the obligations described in Sections 8 and 9 is inadequate, (c) in addition to any remedy at law or equity for such material breach, the Company shall be entitled to institute and maintain appropriate proceedings in equity, including a suit for injunction to enforce the specific performance by Consultant of the obligations hereunder and to enjoin Consultant from engaging in any activity in violation hereof and (d) the obligations on his part described in Sections 8 and 9, shall be construed as agreements independent of any other provisions in this Agreement, and the existence of any claim, setoff or cause of action by Consultant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense or bar to the specific enforcement by the Company of said covenants.

    Independent Contractor. The parties to this Agreement intend that during the Term the Consultant will perform under this Agreement as an independent contractor, and not as an employee of the Company or its affiliates; and that neither this Agreement nor the Continuing Participant Agreement shall be construed to continue Consultant's employment by the Company beyond the date of his retirement. Consequently, during the term of this Agreement:

    (a) the Consultant shall be solely responsible for the payment of all taxes in connection with the fee payable under Section 5, and the Company shall not withhold taxes from his remuneration; and

    (b) the Consultant shall not accrue or receive any benefits under any employee benefit plan maintained by the Company or any of its subsidiaries or affiliates except for such payments and participation described in Sections 5 and 6, attributable to his services hereunder, provided that nothing in this Agreement shall affect any rights to benefits Consultant (and Consultant's spouse and dependents) might have under any employee benefit plans of the Company by virtue of his service as an employee and/or his retirement.

    Indemnification. Consultant shall continue to be entitled to indemnification and advancement of expenses to the fullest extent permitted by Delaware law, the Company's Restated Certificate of Incorporation, the Company's By-Laws, any prior agreement with the Company or any insurance policy or policies maintained by the Company, with respect to costs, expenses and obligations Consultant may pay or incur as a result of any claim made or threatened which is related to the fact that he is or was an officer, director, employee, agent or fiduciary of the Company, or is or was serving in any such capacity for any corporation, employee benefit plan or other entity at the request of the Company, or Consultant providing services hereunder . In addition, to the extent the Company maintains an insurance policy or policies providing director and officer liability insurance, Consultant will continue to be covered by such policy or policies, in accordance with their terms, to the maximum extent of the coverage available for any Company director or officer. The rights described in this Section 12 shall be in addition to any rights Consultant may have to indemnification and advancement of expenses under Delaware or any other law, the Company's governing documents, or any other agreement or insurance policy.

    Entire Understanding. This Agreement constitutes the entire understanding between the parties relating to certain matters concerning Consultant's retirement and Consultant's services hereunder and supersedes and cancels all prior written and oral understandings and agreements with respect to such matters. Any mendment of this Agreement shall be effective only to the extent that it is in writing, executed by the Company and Consultant.

    Binding Effect. This Agreement shall be binding upon and inure to the benefit of Consultant's executors, administrators, legal representatives, heirs and legatees and on the Company and its affiliates and their respective successors and assigns.

    Payment in the Event of Death. In the event payment is due and owing by the Company to the Consultant under this Agreement upon the death of the Consultant, payment shall be made to such beneficiary as the Consultant may designate in writing, or failing such designation, then the executor of his estate, in full settlement and satisfaction of all claims and demands on behalf of the Consultant, who shall be entitled to receive all amounts owing to the Consultant at the time of death under this Agreement.

    Waiver. The waiver of any party hereto of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach.

    Governing Law. This Agreement shall be governed by, and interpreted, construed and enforced in accordance with, the laws of the State of Illinois.

    Headings. The headings of the Sections of this Agreement are for reference purposes only and do not define or limit, and shall not be used to interpret or construe the contents of this Agreement.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed at Chicago, Illinois, on the date above set forth.
CONSULTANT /s/ DONALD J. SWISTOWICZ Donald J. Swsitowicz	FIRST MIDWEST BANCORP, INC. By: /s/ ROBERT P. O'MEARA Its: Chairman and Chief Executive Officer

Exhibit A to Retirement and Consulting Agreement

Continuing Participant Agreement

(See Exhibit 10.2 of this Form 10Q)

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